AMERICAN ETHANOL, LLC

WILLIAM MAENDER EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made by and between American Ethanol, LLC, a California limited liability corporation (the “Company”), and William Maender (“Executive”) to be effective as of January 12, 2006 (the “Effective Date”).

1.  Duties and Scope of Employment.

(a)  Position; Employment Commencement Date; Duties. Executive’s employment with the Company pursuant to this Agreement is effective as of January 12, 2006 (the “Employment Commencement Date”). On and after the Employment Commencement Date, the Company shall employ the Executive as the Chief Financial Officer of the Company reporting to the Board of Directors of the Company (the “Board”).  During the Employment Term (as defined in section 2 herein), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company, and as shall reasonably be assigned to him by the Board.

(b)  Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof.

2.  Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date (such three year period being referred to herein as the “Employment Term”). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Executive’s employment for the duration of the Employment Term. In the event that Executive’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3.  Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans for the position held by the Executive.

4.  Vacation. During the Employment Term, Executive shall have three weeks of paid vacation per year. The Company’s vacation policy may be revised from time to time by action of the Board of Directors. In the event of termination, any unused vacation weeks shall be paid as salary continuation.

5.  Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6.  Compensation.

(a)  Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of One Hundred Eighty Thousand ($180,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

(b)  Bonus. Executive shall be entitled to receive, within 90 days after the end of each year, an annual bonus (the “Bonus”) of up to $50,000 based upon Executive’s performance and the Company’s attainment of objectives established by the Compensation Committee of the Board. Except as permitted under Section 7, Executive must be employed by the Company during the entire applicable bonus period for the payment of the Bonus. With respect to any subjective milestones, the determination of whether Executive has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Compensation Committee.

(c)  Unit Repurchase. The Company hereby acknowledges that Executive purchased 200,000 units of the Company on January 12, 2006 at a purchase price of $0.01 per unit (the “Units”). As of January 12, 2006, the Company and Executive have entered into a Restricted Unit Purchase Agreement (the “Repurchase Agreement”) pursuant to which the Company will have the right, in the event of the termination of the Executive’s employment with the Company, to repurchase the Units at a purchase price of $0.01 per Unit on the terms and conditions set forth in the Repurchase Agreement.

(d)  Severance.

(i)  Involuntary Termination Other Than for Cause; Constructive Termination Prior to Change of Control. If, prior to a Change of Control, Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Executive’s Base Salary rate, as then in effect, for a period of 6 months from the date of such termination in accordance with the Company’s normal payroll practices. In addition to the severance benefits set forth in subsection (i) and (ii) above, Executive shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Executive immediately prior to the termination of Executive’s employment with the Company (“Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) 6 months following the date of the termination of Executive’s employment (the “Benefits Termination Date”), or (ii) the date upon which Executive, or if such coverage includes Executive’s dependents, Executive and Executive’s dependents, become covered under another employer’s group health, dental and vision insurance benefit plans. In addition to the severance benefits set forth above, the Company’s right to repurchase the Units pursuant to the Repurchase Agreement shall lapse.

(ii)  Involuntary Termination Other Than for Cause; Constructive Termination On or Following Change of Control. If, on or following a Change of Control, Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause, Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, the Company shall forgo its rights under the Repurchase Agreement.

(1)

(iii)  Cause Definition. For the purposes of this Agreement, “Cause” means (1)  Executive’s material, willful and continuing breach of his obligations to the Company set forth in the employment agreement after thirty (30) days written notice from the Company specifying the nature of Executive’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Executive’s conviction of a felony that is injurious to the Company or its business; or (3) act or acts of dishonesty by Executive that are injurious to the Company or its business.

(iv)  Constructive Termination Definition. For the purposes of this Agreement, “Constructive Termination” means, without Executive’s written consent, (i) a material reduction in Executive’s salary or benefits; provided, however, that a reduction in Executive’s salary or benefits will not constitute a Constructive Termination if it is part of and proportional to an Executive team reduction in salary or benefits, (ii) a material diminution of Executive’s officer title, duties, authority or responsibilities as in effect immediately prior to such diminution.

(v)  Change of Control Definition. For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions: (1) any reorganization, merger or other transaction in which the unitholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets. Notwithstanding the foregoing, an equity transaction the primary purpose of which is capital raising shall not constitute a Change of Control for purposes of this Agreement.

(vi)  Total Disability Definition. For the purposes of this Agreement, “Total Disability” shall mean Executive’s mental or physical impairment which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Executive (or his personal administrator).

(vii)  No Mitigation. Except as specifically provided herein, the Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

(viii)  Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause. If, during the Employment Term, the Executive's employment is terminated by the Company for Cause, or by Executive for any reason, other than death, Total Disability or pursuant to a Constructive Termination, then the Company shall have the right to repurchase the Units as set forth in the Repurchase Agreement and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

(ix)  Involuntary Termination on Death. If, during the Employment Term, the Executive's employment is terminated by the Company as a result of Executive’s death, then the Company’s rights under the Repurchase Agreement shall terminate as to 50% of the Units repurchasable at the time of Executive’s death.

7.  Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.  Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	American Ethanol, LLC
Attn: Eric McAfee, Chairman
10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014
Fax: (408) 904-7536

If to Executive:	William Maender
501 S. Heilbron Dr.
Media, PA 19063
Fax:

or at the last residential address known by the Company.

9.  Proprietary Information Agreement. Executive agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.

10.  Entire Agreement. This Agreement, the option agreement, the Repurchase Agreement (if applicable), the employee benefit plans referred to in Section 3 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

11.  No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

12.  Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

13.  Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 12, 2006:

AMERICAN ETHANOL, LLC

/s/ Eric McAfee
Eric McAfee
Chairman/CEO

EXECUTIVE

/s/ William Maender
William Maender